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                                                                    EXHIBIT 99.2


                          SANDY SPRING BANCORP, INC.
                             17801 Georgia Avenue
                            Olney, Maryland  20832

                               October 31, 1997



Dear Shareholder:

Sandy Spring Bancorp, Inc. is pleased to announce a change in the Dividend Reinvestment Plan which will permit optional cash purchases. This enhancement allows you to purchase additional Sandy Spring Bancorp shares without paying service charges or brokerage commissions on those shares purchased under the plan. Following the payable date of each dividend, each participant will receive a statement of his or her account showing particulars of the transaction. The enclosed Question and Answer brochure and prospectus give additional details of the plan, including further information on this new feature.

American Stock Transfer & Trust Company has been appointed the new Transfer Agent for Bancorp Common Stock and the Plan Administrator for Sandy Spring Bancorp's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is completely voluntary, and you may terminate your participation at any time. Another change made to the original Dividend Reinvestment Plan is that you may choose to participate with all or only a portion of the shares of Common Stock registered in your name.

IF YOU DECIDE NOT TO PARTICIPATE IN THE PLAN, no action is necessary and you will continue to receive your dividends as declared by Bancorp.

IF YOU ALREADY PARTICIPATE IN THE PLAN AND DO NOT WISH TO MAKE ANY CHANGES, no action is necessary, and you will continue to receive all of the dividends on Common Stock registered in your name in the form of additional shares of Common Stock.

IF YOU WISH TO BEGIN PARTICIPATING IN THE PLAN, OR IF YOU ALREADY PARTICIPATE, BUT DESIRE TO CHANGE THE PORTION OF YOUR SHARES FOR WHICH DIVIDENDS ARE RECEIVED IN ADDITIONAL SHARES OF COMMON STOCK, please return the enclosed Authorization Form to American Stock Transfer and Trust Company in the enclosed envelope.

IF YOU ALREADY PARTICIPATE IN THE PLAN, OR YOU ARE BEGINNING PARTICIPATION NOW, AND YOU WANT TO MAKE AN OPTIONAL CASH PURCHASE THIS QUARTER, please return the enclosed Optional Cash Purchase Form with payment, as specified on the form, to American Stock Transfer and Trust Company in the enclosed envelope

If you have additional questions, please call Margie Holsinger or Ann Brow at
(301) 774-8498 or the American Stock

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Transfer & Trust Company, Dividend Reinvestment Department, at (800) 278-4353.

As always, we appreciate your support.

Sincerely,

Hunter R. Hollar
President and
Chief Executive Officer

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